UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2017

MOOG INC.
(Exact name of registrant as specified in its charter)

New York	1-5129	16-0757636
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

East Aurora, New York	14052-0018
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (716) 652-2000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2017, Moog Inc. (the “Company”) entered into a Retention Agreement (the “Retention Agreement”) with Donald R. Fishback, a Vice President and the Chief Financial Officer of the Company, in order to incentivize him to remain employed with the Company in such capacities.

Under the terms of the Retention Agreement, if Mr. Fishback remains continuously employed by the Company as Chief Financial Officer, the Company will make monthly contributions to the Company’s Defined Contribution Supplemental Retirement Plan (“DC SERP”) on Mr. Fishback’s behalf, beginning for the month of March 2017 ending for the month of November 2019. The contributions will be in the amount of $122,220 for the month of March 2017 and $30,555 for each succeeding month through and including the month of November 2019. The monthly contributions to the DC SERP on Mr. Fishback’s behalf will cease on the earlier of (a) his ceasing to perform services as Chief Financial Officer to the Company on a full-time basis, or (b) his “separation from service” within the meaning of Section 409A of the Internal Revenue Code.
The contributions by the Company to the DC SERP on Mr. Fishback’s behalf will not otherwise affect his existing compensation from the Company.
The foregoing summary of the Retention Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Retention Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Retention Agreement, effective March 1, 2017, by and between Moog Inc. and Donald R. Fishback.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOOG INC.

Dated: March 6, 2017	By:	/s/ Jennifer Walter
	Name:	Jennifer Walter
Controller

EXHIBIT INDEX

Exhibit	Description
10.1	Retention Agreement, effective March 1, 2017, by and between Moog Inc. and Donald R. Fishback.